SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 25, 1997


                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                        0-25642                    13-3245741
  (State or other jurisdiction    (Commission              (I.R.S. Employer
   of incorporation)               File Number)            Identification No.)

            500 West Jefferson Street
                   19th Floor
              Louisville, Kentucky                            40202-2823
     (Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (502) 589-8100

Item 5.   Other Events

See the following press release, dated August 25, 1997, announcing that Commonwealth Industries, Inc. anticipates lower third quarter results:

                                      Contact:       William G. Toler
                                                     Vice President, Finance
                                                     and Administration
FOR IMMEDIATE RELEASE                               (502) 589-8100


                       COMMONWEALTH INDUSTRIES ANTICIPATES
                           LOWER THIRD QUARTER RESULTS

LOUISVILLE, Kentucky (August 25, 1997) Commonwealth Industries, Inc. (Nasdaq/NM:CMIN) today announced that, primarily because of adverse market pricing conditions, the Company expects to report results for the third quarter of 1997 that will be substantially below the current consensus analyst earnings estimate of $.43 per share.

        Commonwealth  plans to report third quarter results on October 15, 1997.

        While it is too early for the Company to predict with precision its third quarter results, it has become apparent in recent weeks that third quarter sales are being adversely affected by weaker pricing trends. As a result, Commonwealth expects its material margins to decline in excess of $0.01 per pound from the level experienced in the second quarter of this year, which in turn was down from the first quarter of 1997. Rather than meet lower prices, the Company decided to forego orders in several instances and to maintain its selling prices on the basis that they are justified by the Company's superior service, including its ability to satisfy the demand for shorter lead times. Partly as a result of not lowering its selling prices, the Company had lower shipments than anticipated in July. As a result, shipment volumes are expected to decline 5% to 10% in the third quarter versus the second quarter of 1997.

        As part of the Company's efforts to establish pricing leadership, Commonwealth initiated a price increase on August 19 of between $0.02 and $0.03 per pound effective for all orders deliverable in November 1997 and thereafter. The price increase applies to all of the Company's aluminum sheet products in all markets.

        The expected lower sales volumes in the third quarter are also due to some unplanned equipment outages. In particular, Commonwealth incurred unexpected delays in restarting its Lewisport, Kentucky hot mill following planned maintenance downtime in late June. For a short time following the restart of this mill, the Company also rejected an abnormally high number of products which did not meet specified tolerances. These delays and ensuing product reject problems cost the Company an estimated 3-4 million pounds of production. In addition, the Company experienced two unplanned cold mill outages at its Uhrichsville, Ohio plant, which resulted in foregone production estimated at 2-4 million pounds.

        Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky - one of the largest multi-purpose aluminum rolling mills in North America - and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical wiring products through its Alflex operations in California.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                          COMMONWEALTH INDUSTRIES, INC.


                          By:    /s/ Donald L. Marsh, Jr.
                                     --------------------
                                     Donald L. Marsh, Jr.
                                     Executive Vice President, Chief Financial
                                     Officer and Secretary


Date:    August 25, 1997